Exhibit 4.1

EXECUTION VERSION

MHR Fund Management LLC

1345 Avenue of the Americas, 42nd Floor

New York, NY 10105

Telephone: (212) 262-0005

Facsimile: (212) 262-9356

December 8, 2016

Emisphere Technologies, Inc.

4 Becker Farm Road, Suite 103

Roseland, NJ 07068, USA

Attention: President and Chief Executive Officer

Re: Waiver Letter

Ladies and Gentlemen:

Reference is made to (a) the Senior Secured Loan Agreement (as amended, restated or otherwise modified from time to time, the “Loan Agreement”), dated as of August 20, 2014, by and among Emisphere Technologies, Inc. (the “Company”) and (i) MHR Capital Partners Master Account LP, (ii) MHR Capital Partners (100) LP, (iii) MHR Institutional Partners II LP and (iv) MHR Institutional Partners IIA LP (each, an “MHR Fund” and, collectively, the “MHR Funds”); (b) the Second Amended and Restated 13% Senior Secured Convertible Notes, dated as of August 20, 2014, by the Company in favor of each of the MHR Funds (the “Convertible Notes”); (c) the Second Amended and Restated Convertible Reimbursement Promissory Notes, dated as of August 20, 2014, by the Company in favor of each of the MHR Funds (the “Reimbursement Notes”); (d) the Second Amended and Restated Senior Secured Convertible Bridge Promissory Note, dated as of August 20, 2014, by the Company in favor of each of the MHR Funds (the “Bridge Notes”); (e) the Royalty Agreement, dated as of August 20, 2014 by and between the Company and the MHR Funds (the “Royalty Agreement”); and (f) the Development and License Agreement, dated as of June 21, 2008, by and among the Company and Novo Nordisk A/S, a Danish corporation (“Novo Nordisk”), as amended by the Amendment to the Development and License Agreement, effective as of November 13, 2008, Side Letter to the Development and License Agreement, dated March 9, 2009, Amendment No. 2 to the Development and License Agreement, effective as of April 26, 2013, Amendment No. 3 to the Development and License Agreement, effective as of October 13, 2015 and Amendment No. 4 to the Development and License Agreement, effective December [__], 2016 (as amended, the “GLP-1 License Agreement”). All terms used but not defined herein shall have the meaning assigned to such term in the Loan Agreement.

WHEREAS, under Section 4(b) of the Loan Agreement and Section 4(b)(ii) of the Convertible Notes, respectively, the Company is required to mandatorily prepay amounts outstanding thereunder following receipt of “Extraordinary Cash Proceeds” (as defined in the Loan Agreement and the Convertible Notes, respectively);

WHEREAS, under Section 4(a) of the Bridge Notes and Reimbursement Notes, respectively, the Company is required to mandatorily prepay amounts outstanding thereunder following receipt of “Cash Proceeds” (as defined in the Bridge Notes and Reimbursement Notes, respectively);

WHEREAS, on October 26, 2015, the Company received $14 million from Novo Nordisk in connection with entry into that certain Amendment No. 3 to the Development and License Agreement, effective as of October 13, 2015, by and between the Company and Novo Nordisk (the “2015 Novo Nordisk Proceeds”);

WHEREAS, the 2015 Novo Nordisk Proceeds constitute “Cash Proceeds” for purposes of the Reimbursement Notes and the Bridge Notes and “Extraordinary Cash Proceeds” for purposes of the Loan Agreement and the Convertible Notes, and as such, 50% of the 2015 Novo Nordisk Proceeds are required to be used to prepay the Reimbursement Notes in full, and partially prepay amounts outstanding under the Loan Agreement;

WHEREAS, under Section 2 of the Royalty Agreement, the Company is obligated to pay to the MHR Funds certain amounts as a royalty in respect of Net Sales of Designated Products (as defined in the Royalty Agreement) during any applicable Fiscal Year (as defined in the Royalty Agreement) (the “Net Sales Royalty”);

WHEREAS, under Section 8(a)(xiii) of the Loan Agreement, the failure of the Company to achieve the milestones with respect to Net Sales (as defined in the Loan Agreement) of Eligen-B12 during the Fiscal Years (as defined in the Loan Agreement) ending December 31, 2016, December 31, 2017, December 31, 2018 and December 31, 2019, as set forth on part II of Exhibit D of the Loan Agreement, on or prior to the applicable milestone deadlines set forth thereon (collectively, the “Eligen-B12 Net Sales Milestones”) would result in the occurrence of an Event of Default (as such term is defined in the Loan Agreement) under the Loan Agreement;

WHEREAS, under Section 8(a)(xiii) of the Convertible Notes, the failure of the Company to achieve the Eligen-B12 Net Sales Milestones, as set forth on part A of Exhibit E of the Convertible Notes, on or prior to the applicable milestone deadlines set forth thereon would result in the occurrence of an Event of Default (as such term is defined in the Convertible Notes) under the Convertible Notes; and

WHEREAS, under Section 9(vii) of the Bridge Notes and Section 9(viii) of the Reimbursement Notes, respectively, an Event of Default (as defined therein) under the Loan Agreement or the Convertible Notes would result in an Event of Default under the Bridge Notes and Reimbursement Notes, respectively.

NOW, THEREFORE, the MHR Funds agree as follows:

1.

Waiver of 2015 Novo Nordisk Proceeds Payment. The requirements under (i) Section 4(b) of the Loan Agreement, (ii) Section 4(b)(ii) of the Convertible Notes, (iii) Section 4(a) of the Reimbursement Notes and (iv) Section 4(a) of the Bridge Notes, in each case that obligate the Company to mandatorily prepay amounts outstanding thereunder following receipt of “Extraordinary Cash Proceeds,” in the case of the Loan Agreement and the Convertible Notes, and “Cash Proceeds” in the case of the Reimbursement Notes and the Bridge Notes, in each case, are hereby irrevocably waived solely with respect to the 2015 Novo Nordisk

Proceeds (the “Waived Payment”). For the avoidance of doubt, the Waived Payment shall not reduce or otherwise affect the outstanding principal of or balance accrued under any of the Loan Agreement, the Convertible Notes, the Reimbursement Notes or the Bridge Notes and the Waived Payment does not constitute any waiver (except to the extent expressly set forth in this Section 1) or amendment of the Loan Agreement, the Convertible Notes, the Reimbursement Notes or the Bridge Notes in any respect.

2.	Limited Waiver of Extraordinary Cash Proceeds.

a.	Subject to Section 2.b below, the MHR Funds hereby irrevocably waive the requirements under (i) Section 4(b) of the Loan Agreement, (ii) Section 4(b)(ii) of the Convertible Notes, (iii) Section 4(a) of the Reimbursement Notes and (iv) Section 4(a) of the Bridge Notes, in each case that obligate the Company to mandatorily prepay amounts outstanding thereunder following the receipt by the Company of “Extraordinary Cash Proceeds,” in the case of the Loan Agreement and the Convertible Notes, and “Cash Proceeds” in the case of the Reimbursement Notes and the Bridge Notes, but if, and only if, such proceeds are actually received by the Company prior to the Waiver Termination Date (as defined below). The “Waiver Termination Date” shall mean the earlier of (x) October 31, 2018 and (y) the date immediately following the date that the Company or its Subsidiaries actually receives “Extraordinary Cash Proceeds,” in the case of the Loan Agreement and the Convertible Notes, and “Cash Proceeds” in the case of the Reimbursement Notes and the Bridge Notes, during any consecutive twelve (12) month period in excess of $5,000,000 in the aggregate.

b.	Notwithstanding Section 2.a above:

i.	the MHR Funds do not waive any obligation of the Company under (i) Section 4(b) of the Loan Agreement, (ii) Section 4(b)(ii) of the Convertible Notes, (iii) Section 4(a) of the Reimbursement Notes or (iv) Section 4(a) of the Bridge Notes, in each case, that obligate the Company to mandatorily prepay amounts outstanding thereunder following the receipt by the Company of “Extraordinary Cash Proceeds,” in the case of the Loan Agreement and the Convertible Notes, and “Cash Proceeds” in the case of the Reimbursement Notes and the Bridge Notes, to the extent such Extraordinary Cash Proceeds and/or any Cash Proceeds are received by the Company or any of its Subsidiaries in connection with any direct or indirect sale, license or disposition of all or any portion of the Company’s business or assets relating to Designated Products (as such term is defined in the Royalty Agreement); and

ii.	if Extraordinary Cash Proceeds and/or Cash Proceeds received by the Company or its Subsidiaries during any consecutive twelve (12) month period exceed $5,000,000 in the aggregate, the Company shall be required to mandatorily prepay an amount equal to fifty percent (50%) of the portion of such Extraordinary Cash Proceeds and/or Cash Proceeds received during such twelve (12) month period that exceeds $5,000,000 in accordance with the prepayment procedures set forth in the Loan Agreement, the Convertible Notes, the Reimbursement Notes and the Bridge Notes, as applicable.

3.	Limited Waiver of Net Sales Royalty. The MHR Funds hereby irrevocably waive any and all rights of the MHR Funds to and payments of the Net Sales Royalty for the Fiscal Year ended December 31, 2015 (the “2015 Net Sales Royalty Waiver”). For the avoidance of doubt, the 2015 Net Sales Royalty Waiver applies solely with respect to the Net Sales Royalty for the Fiscal Year ended December 31, 2015. The 2015 Net Sales Royalty Waiver shall not constitute any waiver (except to the extent expressly set forth in this Section 3) or amendment of the Royalty Agreement.

4.	Waiver of Eligen B12 Milestones. The MHR Funds hereby irrevocably waive (i) any Event of Default (as defined in the Loan Agreement) under Section 8(a)(xiii) of the Loan Agreement and (ii) any Event of Default (as defined in the Convertible Notes) under Section 8(a)(xiii) of the Convertible Notes that, in either case, may arise directly as a result of the Company’s failure to meet the Eligen B12 Net Sales Milestones, whether such failure arises from any state of facts that have already occurred or from any state of facts that may occur in the future.

5.	This waiver shall be governed and construed in accordance with the internal laws of the State of New York, without regard to principles of conflicts of law and each party to shall consent to the exclusive jurisdiction of the courts of New York in any action arising out of the matters set forth in, or related to the validity or enforceability of such agreements.

6.	Except as expressly set forth herein, the Loan Agreement, the Convertible Notes, the Bridge Notes, the Reimbursement Notes and the Royalty Agreement are unmodified and remain in full force and effect. Execution of this waiver by the MHR Funds does not and shall not constitute a waiver of or otherwise affect any rights or remedies to which the MHR Funds are or may at any time be entitled pursuant to the Loan Agreement, the Convertible Notes, the Bridge Notes, the Reimbursement Notes or the Royalty Agreement nor, except as expressly set forth herein, shall the same constitute at any time a waiver of any default or event of default with respect to the Loan Agreement, the Convertible Notes, the Bridge Notes, the Reimbursement Notes or the Royalty Agreement. Except as expressly set forth herein, this waiver shall not be used in connection with or affect any other requests by the Company to the MHR Funds under either the Loan Agreement, the Convertible Notes, the Bridge Notes, the Reimbursement Notes or the Royalty Agreement. In furtherance of the foregoing and for the avoidance of doubt, this waiver shall not be deemed to be, or construed as a waiver of, the MHR Funds’ right to consent, under any of the Loan Agreement, Convertible Notes or the Amended and Restated Pledge and Security Agreement, dated as of August 20, 2014, between the Company and MHR Institutional Partners IIA LP, including without limitation, to the direct or indirect sale, license or disposition of all or any portion of the Company’s business or assets relating to Designated Products (as such term is defined in the Royalty Agreement).

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Very truly yours,

MHR Institutional Partners II LP

By:	MHR Institutional Advisors II LLC, its General Partner

By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR Institutional Partners IIA LP

By:	MHR Institutional Advisors II LLC, its General Partner

By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR Capital Partners Master Account LP

By:	MHR Advisors LLC, its General Partner

By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

MHR Capital Partners (100) LP

By:	MHR Advisors LLC, its General Partner

By: /s/ Janet Yeung
Name: Janet Yeung
Title: Authorized Signatory

[MHR/Emisphere Waiver]